Exhibit 99.2

Brand Engagement Network, Inc. (BEN) Q2 2025 Earnings Call Transcript for Tuesday, October 14, 2025

Participants · Operator · Tyler Luck — Acting CEO & Co-Founder of BEN · Walid Khiari — Chief Financial Officer and Chief Operating Officer of BEN

1. Opening Script

Operator: Good afternoon, and welcome to the Brand Engagement Network’s second-quarter 2025 earnings conference call. Today’s call is being recorded.

At this time, all participants are in a listen-only mode. After management’s prepared remarks, we will open the call for a question-and-answer session.

Before we begin, please note that during this call, our speakers may make forward-looking statements regarding future results and performance. Please refer to the cautionary language included in BEN’s filings with the Securities and Exchange Commission, included in their Form 10-K and 10-Q, for additional information concerning factors that could cause actual results to differ materially from these forward-looking statements.

I would now like to turn the call over to Tyler Luck, Acting CEO and Co-Founder of Brand Engagement Network. Tyler, please go ahead.

Tyler Luck — Acting CEO & Co-Founder:

Thank you, operator, and thank you all for joining us today.

I want to begin by addressing the timing of this report. While our Q2 10-Q filing was delayed, I want to be clear — this was not the result of negative financial performance. Instead, the delay reflected deliberate decisions to strengthen the company’s foundation. · First, we focused on reducing ongoing expenses by negotiating with prior and existing vendors to ensure we operate with greater financial discipline. · Second, we made positive management changes — including re-engagement with our trusted outside accounting firm that supported us from 2021 to 2024, while continuing with our independent audit firm.

These steps required time but were taken to build confidence in our financial processes.

I’ve been with this company since day one. I know our technology, our customers, and our mission. And I can tell you that the entrepreneurial spirit at BEN is alive and strong. Capital has always been a precious commodity, and we are treating it with the discipline and creativity that investors expect.

I also want to highlight our team in Seoul, Korea. Today, our Korean Innovation Lab is home to more than 30 employees, and I am incredibly proud of the work they are doing to drive product innovation and client success. This team embodies the energy, expertise, and commitment that define BEN globally.

In addition to these foundational efforts, I’m pleased to share some key milestones that underscore our progress in building partnerships and expanding our AI solutions. For instance, we entered a global partnership with Swiss Life, a process that began before our merger in March 2024. The announcement in April 2025 marked an important milestone, and as Acting CEO, I had the opportunity to attend their global conference in London a few weeks ago. It was encouraging to see firsthand the positive feedback from attendees around the world, and we are focused on supporting their partners globally to benefit from the efficiencies of our conversational AI.

We’ve also made strategic inroads in emerging markets, such as our entry into Mexico with a partner just over a year ago. This decision aligns well with markets that prioritize data sovereignty, allowing us to test and refine our products while positioning us for potential expansion and execution on our current pipeline.

In the pharmacy sector, our launch at a conference in Boston a year ago provided valuable market feedback on our AI solutions. We are pleased with the results so far, though as with any innovation in regulated industries, reviews take time as Corporations are rightfully cautious of this new era. These steps are setting a solid foundation for future developments.

Looking at verticals like automotive, we see opportunities where AI can help build trusted consumer engagement—a longstanding challenge in the industry. The integrations we’ve completed to date position us well for initiatives we’re planning in the coming quarters.

Finally, with AI top of mind for many enterprises, it’s important to note that brands in regulated sectors approach new technologies with caution to avoid risks from inaccurate engagements. This is where BEN’s emphasis on trusted data shines: by focusing on brand-specific data sovereignty rather than broad web data, we enable authentic and reliable consumer interactions. These efforts reflect our commitment to delivering solutions that meet enterprise needs.

Looking ahead, we’ve already scheduled our next earnings call on November 4, 2025, and our annual shareholder meeting on November 26, 2025. We see this as the start of a new chapter for BEN — one built on transparency, accountability, and growth.

With that, let me turn the call over to our CFO and COO, Walid Khiari, who will walk you through our financial performance.

Walid Khiari — Chief Financial Officer & Chief Operating Officer:

Thank you, Tyler, and good afternoon, everyone.

Our Q2 results demonstrate significant progress in stabilizing operations and strengthening our financial position. By reducing expenses by over 55%, we’ve gained greater flexibility to execute our strategy and accelerate growth initiatives in regulated industries. Looking ahead, we are shifting our focus toward driving revenue growth, supported by a stronger foundation and the operational capacity to launch new customers more rapidly across our target verticals.

Financial Highlights · Revenue: $5,000 in Q2 2025, compared to none in Q2 2024, reflecting early traction in our conversation AI solutions. · Operating expenses: Decreased by 55.6% to $2.8 million, down from $6.3 million in Q2 2024, driven by streamlined operations and strategic cost optimization. · Other income: $3.7 million, primarily from a $4.0 million gain on debt extinguishment, partially offset by changes in warrant fair value. · Net income: Net income of $0.9 million in Q2 2025, compared to a net loss of $3.0 million in Q2 2024. · Stockholders’ equity: Increased 126% to $5.9 million from $2.6 million at year-end 2024, reflecting improved financial health.

A detailed summary of BEN’s recorded financial results is included in the Company’s Form 10-Q for the quarter ended June 30, 2025, filed with the SEC.

With that, I’ll hand it back to the operator to begin our Q&A session.

Operator: Thank you, Walid. We will now begin the question-and-answer session. [Operator to give instructions.]

[After Q&A conclusion]

Operator: That concludes the Q&A session. I will now turn the call back over to Tyler Luck for closing remarks.

Tyler Luck — Acting CEO & Co-Founder (Closing): Thank you, operator.

To close, I want to emphasize once again that BEN is regaining its entrepreneurial momentum. We are disciplined, focused, and committed to creating value for our shareholders through strategic partnerships, market expansions, and innovative AI solutions.

We look forward to updating you again on our upcoming November 4th earnings call for Q3 results, and we invite you to join us at our annual shareholders meeting scheduled for November 26, 2025.

Thank you for your time and continued support.

Operator: Thank you. That wraps up today’s call. Transcripts of this conference call will be posted on BEN’s Investor Relations website. We appreciate your interest in the Brand Engagement Network.